EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of GPO Plus, Inc. on Form S-8 pursuant to the Securities Act of 1933 that was filed on or about March 28, 2023, of our Report of Independent Registered Public Accounting Firm, dated September 22, 2022, on the balance sheets of GPO Plus, Inc., as of April 30 2022 and 2021, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows and the related notes for the years then ended, which appear in such Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

March 28, 2023